November 11, 1999
                                                  David E. Fleming
                                                  203-351-4564, Fax 203-708-3881
                                                  dflemi@cl-law.com

Via UPS Overnight
-----------------

Mr. Jeffrey Riedler
Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Avenue N.W.
Mail Stop 3-9
Washington, D.C.  20549

Re:  IMSCO Technologies, Inc.
     Form SB-2 filed June 22, 1999
     File No. 333-81335
     -----------------------------


Dear Mr. Riedler:

         Reference is made to your letter dated September 21, 1999 containing the staff's comments to Amendment No. 1 to the above-captioned Registration Statement. For your convenience, the responses listed below are numbered according to the staff's comments. A copy of your September 21, 1999 letter is enclosed herewith for your convenience.

Comment 1
---------

         The cover page has been substantially revised to remove superfluous information.

Comment 2
---------

         The entire registration statement has been revised so as to minimize reliance on defined terms.

Comment 3
---------

         The 2002 and 2003 warrants are currently exercisable. As set forth in the "Description of Securities" section, the warrants expire on various dates between January 31, 2002 and September 30, 2003. As such, the shares underlying such warrants may be sold in the immediate future.

Mr. Jeffrey Riedler                   -2-                      November 11, 1999





Comment 4
---------

         The "Information About the Company" section set forth on page 4 has been deleted.

Comment 5
---------

         If the rights to use the media are sold, the registrant has concluded that the media credits are commercial contract rights and are not "securities" within the definition of such term contained in Section 2(a)(1) of the Securities Act of 1933, as amended.
As such, the federal securities laws do not apply to the resale of the media credits.

Comment 6
---------

         The "Forward Looking Statements" section has been relocated so that it follows the risk factors section.

Comment 7
---------

         Each of the referenced risk factor subheadings has been revised in accordance with the staff's comments.

Comment 8
---------

         The fifth and sixth risk factors have been revised in accordance with the staff's comments.

Comment 9
---------

         The title of the twelfth risk factor has been revised to highlight the changes discussed in the body of the risk factor.

Comment 10
----------

         The fourteenth risk factor has been shortened.

Comment 11
----------

         The fifteen risk factor has been expanded to list competitors in the electrostatic separation marketplace.

Comment 12
----------

         The discussion has been revised relating to the dilutive effects of the warrants and debentures in everyday terms.

Mr. Jeffrey Riedler                   -3-                      November 11, 1999





Comment 13
----------

         The operative facts and exemption behind the placement of the warrants has been added.

Comment 14
----------

         The footnotes to the selling security table have been expanded for all holders indicating the individual person with investment or voting control.



         Please do not hesitate to contact me at the direct line listed above with any questions regarding this filing.

                                                   Sincerely,


                                                   /s/ David E. Fleming
                                                   --------------------------
                                                   David E. Fleming